Exhibit 99.1

LOUD Technologies Inc.	16220 Wood-Red Road NE • Woodinville, WA 98072 USA • TEL 800.258.6883 • FAX 425.487.4337
www.loudtechinc.com

Company Contact:	Investor Contact:
Tim O’Neil	Berkman Associates
Chief Financial Officer	310.826.5051
425.487.4333	info@BerkmanAssociates.com

LOUD Technologies Reports

47% Increase In First Quarter Revenue

(Unaudited)

WOODINVILLE, Washington — May 5, 2006 — LOUD Technologies Inc. (LOUD)  (NASDAQ:LTEC) today announced financial results for the three months ended March 31, 2006, highlighted by a 47% increase in revenue to a new first quarter record. The net loss was $0.12 per share versus net income from continuing operations for last year’s first quarter of $0.10 per diluted share.

“Our strong top-line growth reflected solid increases in sales of LOUD brands as well as last year’s successful acquisition of St. Louis Music (SLM),” said Chairman and CEO Jamie Engen. “During the quarter we implemented a variety of initiatives to realize the potential for enhanced efficiency and improved margins of our larger scale of operations. One example is our recent shift from independent sales representatives to direct distribution in North America, which we expect to result in significant savings. Additional initiatives are planned for coming months. We expect these programs to be reflected in our results beginning later this year.”

First Quarter Results

Revenue for the first quarter of 2006 increased to $58.6 million from $39.9 million for the first quarter of 2005. Sales of LOUD brand products increased 16% to $39.2 million from $33.8 million for the first quarter a year ago. Sales of St. Louis Music brand products were $19.4 million for this year’s first quarter, as compared with sales of $6.1 million a year earlier, which represented revenue from March 7, 2005, the date of the acquisition, through the end of the quarter.

SG&A expenses increased 55% for this year’s first quarter compared to the first quarter of 2005, primarily reflecting a full quarter of SLM expenses, higher tradeshow costs stemming from the timing of major events this year, and one-time costs associated with the shift to direct distribution in North America. “We expect SG&A expenses for the remainder of the year to be below the first quarter pace, both because of lower tradeshow costs and the impact of our new direct sales system,” Engen said.

Operating income for the first quarter of 2006 was $1.5 million, which included restructuring costs of $150,000 primarily for severance payments related to reductions in workforce in engineering and manufacturing at SLM and compensation expense of $124,000 relating to the adoption of SFAS No. 123R. This compares to operating income of $1.8 million for the first quarter of 2005.

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The LOUD Technologies Family of Brands

The net loss for the first quarter of 2006 was $595,000, or $0.12 per share. This compares to net income for the first quarter of 2005 of $3.3 million, or $0.68 per diluted share, which included a gain from the discontinued operations of the Company’s former Italian subsidiary of $2.8 million, or $0.58 per diluted share.

About LOUD Technologies Inc.

LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products. As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments. LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words - “believe”, “expect”, “anticipate”, “intend”, “will” and similar expressions are examples of words that identify forward-looking statements. These forward-looking statements include statements about the anticipated success of our management initiatives in driving future profitability, and are based on current expectations and assumptions based on information currently available to us. These forward-looking statements may be affected by the risks and uncertainties associated with our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements to conform them to actual results or changes in the Company’s expectations.

(table attached)

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LOUD TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005

Net sales	$58,564	$39,945
Cost of sales	38,935	26,610
Gross profit	19,629	13,335

Operating expenses:
Selling, general and administrative	14,760	9,545
Research and development	3,256	1,955
Restructuring costs	150	—
Total operating expenses	18,166	11,500

Operating income (loss)	1,463	1,835

Other income (expense):
Interest income	86	29
Interest expense	(1,644)	(862)
Management fee	(262)	(328)
Other	(178)	(152)
Total other (expense)	(1,998)	(1,313)

Income (loss) before income taxes and discontinued operations	(535)	522

Provision for income taxes	60	26

Income (loss) from continuing operations	(595)	496

Recognized gain on discontinued operations, net of tax	—	2,827

Net income (loss)	$(595)	$3,323

Basic net income (loss) per share:
Net income (loss) from continuing operations	$(0.12)	$0.11
Net income (loss) from discontinued operations	—	0.60
Net income (loss) per share	$(0.12)	$0.71

Diluted net income (loss) per share
Net income (loss) from continuing operations	$(0.12)	$0.10
Net income (loss) from discontinued operations	—	0.58
Net income (loss) per share	$(0.12)	$0.68

Shares used in computing basic and diluted net income (loss) per share:
Basic	4,806	4,699
Diluted	4,806	4,853

LOUD TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share amounts)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,017	$468
Accounts receivable, net	30,848	28,224
Inventories	39,383	39,290
Prepaid expenses and other current assets	1,509	1,859
Total current assets	72,757	69,841

Property, plant and equipment, net	7,645	7,863
Goodwill	2,248	2,248
Other intangible assets, net	11,978	12,198
Deferred financing costs	3,206	3,378
Other assets, net	17	17
Total assets	$97,851	$95,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$12,565	$9,595
Accounts payable	16,512	16,133
Accrued liabilities	10,703	10,009
Taxes payable	1,274	1,293
Current portion of long-term debt	2,645	3,306
Current portion of payable to former Italian subsidiary	2,200	2,200
Other current liabilities	2,990	—
Total current liabilities	48,889	42,536

Long-term debt, excluding current portion	40,283	40,944
Deferred tax liabilities	53	40
Other liabilities	—	2,938
Total liabilities	89,225	86,458

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value. Authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value. Authorized 40,000,000 shares, issued and outstanding 4,566,202 shares at March 31, 2006 and December 31, 2005	40,922	40,788
Accumulated deficit	(32,296)	(31,701)
Total shareholders’ equity	8,626	9,087
Total liabilities and shareholders’ equity	$97,851	$95,545